VS MEDIA

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

Certificate Number

Shares

CLASS A ORDINARY SHARES

THIS CERTIFIES THAT

CUSIP NO.: G9517U 103

* SPECIMEN *

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE CLASS A ORDINARY SHARES EACH OF

VS MEDIA HOLDINGS LIMITED

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

VS MEDIA HOLDINGS LIMITED
Corporate Seal
BRITISH VIRGIN ISLANDS

WONG NGA FAN
CEO

MOK YUET WANG
CFO

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112